Exhibit 10.1

TRUE RELIGION APPAREL, INC.

April 17, 2013

Lynne Koplin

Re: Amendment No. 6 to Employment Agreement

Dear Ms. Koplin:

Reference is made to that certain Employment Agreement, dated December 16, 2009, by and between Lynne Koplin (“you”) and True Religion Apparel, Inc. (the “Company”), as amended on August 13, 2010, October 27, 2011, September 28, 2012, November 2, 2012, and February 26, 2013 (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

The Company and you hereby agree to amend the agreement as follows:

1.	Section 2(a) is hereby amended to read in full as follows:
(a)	Executive shall serve TRA as its President, and shall report directly to the Chief Executive Officer of TRA (the “CEO”) or, if the CEO position is vacant, the Board of Directors of TRA.
2.	Add the following to the end of Section 2(c):
In addition to her role as President of TRA, Executive shall serve TRA as its Interim Chief Executive Officer (the “Interim CEO”) from March 19, 2013 until such time as the Board notifies Executive that she shall no longer serve in such capacity, after which time she shall continue in her role as President of TRA. Notwithstanding the foregoing, during the period that Executive serves as Interim CEO, she will be entitled to a $20,000 per month stipend (pro-rated for partial months) in addition to the compensation payable to her pursuant to Section 4 below.

3.	The Initial Termination Date, as defined in Section 3, is amended to be June 1, 2014.
4.	The reference to “sixty (60) days” in Section 3 of the Agreement is hereby deleted in its entirety and replaced with “ninety (90) days”.
5.	The last sentence in Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:
If (x) TRA elects not to so extend the term of this Agreement by notifying Executive, in writing, of such election as aforesaid and (y) Executive’s employment by TRA is terminated during the 90-day period following the expiration of the Employment Period by Executive (with or without Good Reason) or by TRA without Cause, then Executive shall be entitled to receive, subject to Section 9(a)(vi), the severance compensation and other benefits set forth in Section 9(a)(i)-(v) as if such termination were made by TRA without Cause. For purposes of the preceding sentence, the Date of Termination shall be the effective date of the termination of Executive’s employment by TRA as noticed in writing by TRA or Executive during the 90-day period following the expiration of the Employment Period. If Executive’s employment continues beyond such 90-day period, Executive shall not be entitled to any severance compensation or benefits on the subsequent termination of Executive’s employment under this Agreement.

6.
Section 9(a)(i)(B) and Section 9(a)(iv) are hereby amended to provide that if you terminate your employment with the Company for Good Reason at any time on or prior to the Initial Termination Date, you will be entitled to the payment of the Severance Amount provided for in Section 9(a)(i)(B) and the vesting of the Annual Equity Awards granted to you as provided in Section 9(a)(iv) if such termination is due to the occurrence of any of the events listed in the definition of Good Reason.

7.	Add a new Section 9(d) as follows and renumber accordingly:
(d)   Resignation Following Appointment of a New Chief Executive Officer. In order to induce Executive to continue her employment with TRA during any transition in the management of TRA, if during the period commencing April 17, 2013 through May 30, 2014, the Board appoints a new Chief Executive Officer (other than Executive) and Executive resigns Executive’s position within ninety (90) days thereafter with or without Good Reason, then Executive shall be entitled to receive, subject to Section 9(a)(vi), the severance compensation and other benefits set forth in Section 9(a)(i)-(v) as if such termination were made by TRA without Cause.

All other terms and conditions of the Agreement shall remain in full force and effect. Therefore, following execution of this letter agreement, you shall maintain your title and authority as President of the Company and you and the Company shall be expected to continue fulfilling all of your and our respective duties and responsibilities in accordance with the Agreement. You represent and warrant to the Company that you have had an opportunity to review this letter agreement with independent legal counsel, and have executed this letter agreement based upon your own judgment and advice of your independent legal counsel.

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IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first written above.

True Religion Apparel, Inc.

By: /s/ Seth R. Johnson
Name: Seth R. Johnson
Title: Lead Director
ACCEPTED AND AGREED TO:

/s/ Lynne Koplin
Lynne Koplin